Exhibit 99.1

Schlumberger Announces Second-Quarter 2012 Results

Paris, July 20, 2012 – Schlumberger Limited (NYSE:SLB) today reported second-quarter 2012 revenue of $10.45 billion versus $9.92 billion in the first quarter of 2012, and $8.99 billion in the second quarter of 2011.

Income from continuing operations attributable to Schlumberger, excluding charges and credits, was $1.4 billion—an increase of 8% sequentially and 20% year-on-year. Diluted earnings-per-share from continuing operations, excluding charges and credits, was $1.05 versus $0.96 in the previous quarter, and $0.86 in the second quarter of 2011.

Following Schlumberger’s previously announced sale of both the Wilson distribution business and its equity ownership interest in CE Franklin Ltd. (CE Franklin), the Distribution segment has been reclassified to discontinued operations. All prior periods have been restated accordingly.

Schlumberger recorded charges of $0.02 per share in the second quarter and $0.01 per share in the first quarter of 2012 and $0.05 per share in the second quarter of 2011.

Oilfield Services revenue of $10.45 billion was up 5% sequentially and increased 16% year-on-year. Pretax segment operating income of $2.1 billion was up 8% sequentially and increased 20% year-on-year.

Schlumberger CEO Paal Kibsgaard commented, “Solid activity growth and a consistent focus on execution led to results that continued to strengthen in the second quarter.

Internationally, sequential results were underpinned by activity growth both offshore and in key land markets. Latin America and Middle East & Asia Areas both progressed well, while Europe, CIS and Africa showed particular strength across the Area. In North America, the Canadian spring break-up and the weakness in the US land hydraulic fracturing market lowered results although this was tempered by robust performance in other land businesses and in the US Gulf of Mexico.

Service capacity tightened further during the quarter, particularly for seismic, wireline and drilling services. We continued to test pricing on smaller contracts and we were successful in securing work at pricing premiums in some cases due to the quality and consistency of our performance.

Schlumberger Production Management saw increased activity with the flawless startup on the Shushufindi field in Ecuador, and success in securing future work with the award of the Panuco block in Mexico in partnership with Petrofac.

The quarter saw several significant new technology introductions. These included the rollout of the groundbreaking WesternGeco IsoMetrix true 3D seismic acquisition and processing system, and the unique Drilling & Measurements fully sourceless NeoScope formation evaluation tool. In addition, the Mangrove stimulation design software that brings enhanced decision making to well completions was announced.

Against these results, the worsening of the Eurozone crisis and the disappointing numbers from China and the US led to downward revisions of GDP growth and oil demand. Together with inventory builds from higher OPEC production, these brought oil prices lower in spite of tight global spare oil capacity and potential production disruption due to geopolitical events. With the situation in the global economies remaining unsettled, the present climate of uncertainty is likely to remain for some time to come.

In the midst of such uncertainty, we are maintaining focus on what we can control, which is the planning and execution of our work. We are currently undertaking further initiatives to extend our leadership in execution and we believe that such actions, together with our international strength and our balanced portfolio in North America, should enable strong relative future performance.”

Other Events:

•	During the quarter, Schlumberger repurchased 7.5 million shares of its common stock at an average price of $66.30 for a total purchase price of $499 million.

•

On May 31, 2012, Schlumberger announced the completion of the sale of its Wilson distribution business to National Oilwell Varco, Inc. (NOV) for $906 million. Additionally, on July 19, 2012, Schlumberger divested the remaining portion of its distribution business to NOV by selling its 56% equity ownership interest in CE Franklin for approximately $122 million.

•

During the quarter, Schlumberger completed the previously announced acquisition of SPT Group—a privately owned software company based in Norway specializing in dynamic modeling for the oil and gas industry.

•	During the quarter, Schlumberger also acquired, or agreed to acquire, the following business interests:

•	GEDCO, a Calgary-based provider of geophysical survey design software and services. GEDCO offers consulting services for integrated seismic solutions from design through interpretation.

•

The CASING DRILLING™ division of Tesco Corporation. Schlumberger and Tesco also entered a long-term agreement in which Tesco will provide Casing Drive System equipment to support CASING DRILLING projects.

•

The remaining shares of Radius Service, after having been the minority shareholder for the past seven years. Radius Service is the market leader in the engineering, manufacturing and service of downhole motors and drilling tools for the Russian land market. The company employs approximately 1,000 people and operates in all major oil and gas producing regions of Russia.

•

A 20% minority share in Anton Oilfield Services Group, a leading independent oilfield services provider in China. This extends a strategic cooperation agreement that began in 2010 in drilling fluids and well-cementing services. This transaction is expected to be completed in the third quarter of 2012.

•

An ownership interest in the Liquid Robotics Oil & Gas joint venture to integrate and deploy new services for the oil and gas industry using Liquid Robotics Wave Glider® wave-powered, autonomous marine vehicles.

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Second Quarter		Six Months
Periods Ended June 30	2012	2011	2012	2011
Revenue	$10,448	$8,990	$20,366	$17,112
Interest and other income, net (1)	45	29	92	61
Expenses
Cost of revenue	8,162	7,024	15,973	13,508
Research & engineering	291	281	566	535
General & administrative(2)	101	139	199	231
Merger & integration(2)	22	31	37	65
Interest	78	69	158	142

Income before taxes	1,839	1,475	3,525	2,692
Taxes on income(2)	445	366	845	653

Income from continuing operations	1,394	1,109	2,680	2,039
Income from discontinued operations	21	233	40	245

Net income	1,415	1,342	2,720	2,284
Net income attributable to noncontrolling interests	12	3	17	1

Net income attributable to Schlumberger	$1,403	$1,339	$2,703	$2,283

Schlumberger amounts attributable to:
Income from continuing operations(2)	$1,382	$1,106	$2,663	$2,038
Income from discontinued operations	21	233	40	245

Net income	$1,403	$1,339	$2,703	$2,283

Diluted earnings per share of Schlumberger
Income from continuing operations(2)	$1.03	$0.81	$1.99	$1.49
Income from discontinued operations	0.02	0.17	0.03	0.18

Net income	$1.05	$0.98	$2.02	$1.67

Average shares outstanding	1,331	1,352	1,333	1,356
Average shares outstanding assuming dilution	1,339	1,366	1,341	1,370

Depreciation & amortization included in expenses(3)	$854	$804	$1,706	$1,590

1)	Includes interest income of:

Second quarter 2012—$6 million (2011—$10 million)

Six months 2012—$16 million (2011—$19 million)

2)	See pages 6-7 for details of charges and credits.
3)	Including multiclient seismic data cost.

Condensed Consolidated Balance Sheet

	(Stated in millions)
	Jun. 30, 2012	Dec. 31, 2011
Assets
Current Assets
Cash and short-term investments	$3,493	$4,827
Receivables	10,802	9,500
Other current assets	6,745	6,212

	21,040	20,539
Fixed income investments, held to maturity	261	256
Fixed assets	13,689	12,993
Multiclient seismic data	478	425
Goodwill	14,540	14,154
Other intangible assets	4,980	4,882
Other assets	2,025	1,952

	$57,013	$55,201

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$7,422	$7,579
Estimated liability for taxes on income	1,214	1,245
Short-term borrowings and current portion of long-term debt	2,521	1,377
Dividend payable	369	337

	11,526	10,538
Long-term debt	7,953	8,556
Postretirement benefits	1,490	1,732
Deferred taxes	1,800	1,731
Other liabilities	1,277	1,252

	24,046	23,809
Equity	32,967	31,392

	$57,013	$55,201

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Details of changes in Net Debt for the year to date follow:

(Stated in millions)
Six Months	2012
Net Debt, January 1, 2012	$(4,850)
Income from continuing operations	2,680
Depreciation and amortization	1,706
Pension and other postretirement benefits expense	193
Excess of equity income over dividends received	(77)
Stock-based compensation expense	167
Pension and other postretirement benefits funding	(338)
Increase in working capital	(2,720)
Capital expenditures	(2,081)
Multiclient seismic data capitalized	(183)
Dividends paid	(701)
Proceeds from employee stock plans	232
Stock repurchase program	(823)
Business acquisitions, net of cash and debt acquired	(682)
Proceeds from the sale of Wilson	906
Other	(309)
Currency effect on net debt	160

Net Debt, June 30, 2012	$(6,720)

Components of Net Debt	Jun. 30, 2012	Dec. 31, 2011
Cash and short-term investments	$3,493	$4,827
Fixed income investments, held to maturity	261	256
Short-term borrowings and current portion of long-term debt	(2,521)	(1,377)
Long-term debt	(7,953)	(8,556)

	$(6,720)	$(4,850)

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this Second-Quarter Press Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	(Stated in millions, except per share amounts)
	Second Quarter 2012
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$1,839	$445	$12	$1,382	$1.03
Merger and integration costs	22	1	—	21	0.02	Merger & integration

Schlumberger income from continuing operations, excluding charges & credits	$1,861	$446	$12	$1,403	$1.05

	First Quarter 2012
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$1,687	$400	$5	$1,282	$0.95
Merger and integration costs	15	2	—	13	0.01	Merger & integration

Schlumberger income from continuing operations, excluding charges & credits	$1,702	$402	$5	$1,295	$0.96

	Second Quarter 2011
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$1,475	$366	$3	$1,106	$0.81
Merger and integration costs	32	8	—	24	0.02	Merger & integration
Donation to Schlumberger Foundation	50	10	—	40	0.03	General & administrative

Schlumberger income from continuing operations, excluding charges & credits	$1,557	$384	$3	$1,170	$0.86

Charges & Credits (cont.)

	(Stated in millions, except per share amounts)
	Six Months 2012
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS(*)	Income Statement Classification
Schlumberger income from continuing operations, as reported	$3,525	$845	$17	$2,663	$1.99
Merger and integration costs	37	3	—	34	0.03	Merger & integration

Schlumberger income from continuing operations, excluding charges & credits	$3,562	$848	$17	$2,697	$2.01

	Six Months 2011
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$2,692	$653	$1	$2,038	$1.49
Merger and integration costs	66	14	—	52	0.04	Merger & integration
Donation to Schlumberger Foundation	50	10	—	40	0.03	General & administrative

Schlumberger income from continuing operations, excluding charges & credits	$2,808	$677	$1	$2,130	$1.56

(*)	Does not add due to rounding

Product Groups

	(Stated in millions)
	Three Months Ended
	Jun. 30, 2012		Mar. 31, 2012
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
Reservoir Characterization	$2,778	$784	$2,586	$672
Drilling(1)	4,001	738	3,785	657
Production(1)	3,738	612	3,539	621
Eliminations & other	(69)	(35)	8	(7)

	10,448	2,099	9,918	1,943
Corporate & other	—	(169)	—	(171)
Interest income(2)	—	7	—	10
Interest expense(2)	—	(76)	—	(80)
Charges & credits	—	(22)	—	(15)

	$10,448	$1,839	$9,918	$1,687

Geographic Areas

	(Stated in millions)
	Three Months Ended
	Jun. 30, 2012		Mar. 31, 2012
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
North America	$3,346	$695	$3,403	$777
Latin America	1,844	351	1,754	321
Europe/CIS/Africa	2,967	596	2,614	432
Middle East & Asia	2,193	506	2,058	478
Eliminations & other	98	(49)	89	(65)

	10,448	2,099	9,918	1,943
Corporate & other	—	(169)	—	(171)
Interest income(2)	—	7	—	10
Interest expense(2)	—	(76)	—	(80)
Charges & credits	—	(22)	—	(15)

	$10,448	$1,839	$9,918	$1,687

(1)

Effective January 1, 2012, a component of the Drilling Group has been reallocated to the Production Group. Historical Product Group information has been reclassified to conform to this new presentation.

(2)	Excludes interest included in the Product Groups and Geographic Areas Results.

Oilfield Services

Second-quarter revenue of $10.45 billion increased 5% sequentially and 16% year-on-year. Sequentially, revenue increased in all Groups as higher exploration offshore and in key land markets, together with strong deepwater activities, continued to benefit the Reservoir Characterization and Drilling Groups. Higher sales of Artificial Lift and Completions products combined with increased Schlumberger Production Management (SPM) project activity helped the Production Group post a sequential increase despite lower Well Services revenue in North America land. All Geographical Areas grew sequentially with the exception of North America as a result of the seasonal spring break-up in Western Canada and continued pricing pressure in the US land hydraulic fracturing market. Excluding Western Canada, North America grew sequentially on increased offshore activity, particularly in the US Gulf of Mexico. Internationally, revenue grew sequentially by 9% following a seasonal rebound of activity in Russia, the North Sea and China; more project-related revenues, robust product sales and higher offshore activity in the Mexico & Central America GeoMarket*; the commencement of an SPM project in the Ecuador GeoMarket; and increased offshore rig activity in the Australia & Papua New Guinea GeoMarket.

Increased Reservoir Characterization Group revenue was driven primarily by a rebound in Schlumberger Information Solutions (SIS) software sales together with strong Testing Services and Wireline activity on deepwater exploration projects in Africa, and in the North Sea and Australia & Papua New Guinea GeoMarkets. WesternGeco grew slightly as higher UniQ* land seismic productivity in the Saudi Arabia & Bahrain GeoMarket more than offset lower Marine vessel utilization from planned transits and dry-docks during the quarter. Drilling Group revenue expanded on robust international and offshore demand for Drilling & Measurements and M-I SWACO technologies. Integrated Project Management (IPM) operations in Latin America and in the North Africa and Australia & Papua New Guinea GeoMarkets were also stronger. Production Group revenue grew as increased sales of Artificial Lift and Completions products across all Areas in addition to the start of an SPM project in Ecuador more than compensated for lower Well Services revenue on land in North America.

On a geographical basis, North America Area revenue decreased due to the seasonal spring break-up in Western Canada and the weaker US land hydraulic fracturing market. Revenue in North America however, excluding Western Canada, improved sequentially due to increased offshore activity—particularly in deepwater US Gulf of Mexico operations. In the Latin America Area, the increase in revenue came mainly from the Mexico & Central America GeoMarket—driven by IPM land activity, SIS software sales, and demand for Drilling Group technologies offshore. The Ecuador GeoMarket was also up significantly with the start of an SPM production incentive contract. In the Europe/CIS/Africa Area, revenue increased from the strong seasonal rebound of exploration and development activity in the North Sea GeoMarket while the seasonal pick-up of activity in Russia—particularly in Sakhalin, the Caspian and Western Siberia—also contributed to the sequential improvement. Sub-Sahara Africa also grew due to high exploration activity in Tanzania and Mozambique as well as strong exploration and development activity in the Nigeria & the Gulf of Guinea GeoMarket. In the Middle East & Asia Area, the revenue increase was led by the Australia & Papua New Guinea GeoMarket as a result of strong offshore drilling activity. The China GeoMarket also posted a strong seasonal pick-up in onshore activity while the Saudi Arabia & Bahrain GeoMarket continued to register growth in both rig and rig-less operations.

Second-quarter pretax operating income of $2.1 billion increased 8% sequentially and 20% year-on-year. Pretax operating margin increased 50 basis points (bps) sequentially. International pretax operating margin expanded 161 bps sequentially to 20.8% due to the seasonal rebounds of activity in Russia, the North Sea and China combined with strong results in Europe and Africa, and in other GeoMarkets in the Asia-Pacific countries and Latin America Area. The continued shift to higher-margin exploration and deepwater activities helped sustain international margins. In North America pretax operating margin decreased 208 bps sequentially to 20.8% as a result of the spring break-up in Canada and continued cost inflation and pricing pressure in the US land hydraulic fracturing market.

Reservoir Characterization Group

Second-quarter revenue of $2.78 billion increased 7% sequentially and 13% year-on-year. Pretax operating income of $784 million was 17% higher sequentially and grew 30% year-on-year.

Sequentially, the revenue increase was driven primarily by a rebound in SIS software sales. Strong performances by Testing Services and Wireline Technologies on deepwater exploration projects in Africa, the North Sea and the Australia & Papua New Guinea GeoMarkets also contributed to growth. WesternGeco was slightly higher as increased productivity from the land seismic UniQ crew in the Saudi Arabia & Bahrain GeoMarket more than offset lower Marine vessel utilization resulting from planned transits and dry-docks during the quarter.

Pretax operating margin increased 223 bps sequentially to 28.2% primarily due to strong SIS software sales combined with the more favorable revenue mix that resulted from higher deepwater and exploration activity.

A number of technology highlights across the Reservoir Characterization Group portfolio contributed to the second-quarter results.

In the UAE, new Wireline MDT* modular formation dynamics tester packer technologies were used for the first time in the world for Al Hosn Gas in the Shah field in the presence of the highest concentrations of H2S gas tested so far. The dual-packer technique deployed not only reduced single-probe sampling station times of 21 hours to 6 hours, but also reduced pressure drawdowns significantly.

Offshore Angola, Wireline imaging technologies complemented real-time lithology logs and sidewall cores to evaluate a Cobalt International Energy presalt exploration well. ECS* elemental capture spectroscopy, Rt Scanner* triaxial induction, and PressureXpress* fluid sampling services were deployed as part of the well’s logging programs, which were conducted without lost time over a three-week period.

Wireline Dielectric Scanner* multifrequency dielectric dispersion and MR Scanner* expert magnetic resonance technologies have been used in heavy oil reservoirs in the Orinoco Belt in Venezuela for Petrocarabobo. By avoiding incorrect hydrocarbon volume estimations due to possible fresh water and salinity variations and determining the presence of free water, the dielectric and magnetic resonance measurements helped confirm true reservoir potential.

Advanced Schlumberger Wireline technologies were deployed in the South Fuwaris field in the Neutral Zone to evaluate the Ratawi Oolite carbonate heavy oil reservoir for Joint Operations. The workflow combined data from magnetic resonance logs with Dielectric Scanner multifrequency dielectric dispersion saturation measurements and was complemented by laboratory measurements. The approach successfully resolved production uncertainties and was supported by in situ fluid analysis and downhole mobility measurements.

In Kazakhstan, Schlumberger Wireline successfully acquired production logging data in one highly deviated and two horizontal wells for Zhaikmunai LLP. Since a complex multiphase flow profile was expected in all wells FloScan Imager* technology was used for production logging data acquisition using MaxTRAC* downhole well tractor technology in the horizontal wells. Despite the presence of stagnant water in all wells, flow profiles were successfully measured with five mini-spinners deployed on the vertical axis of the wellbore.

WesternGeco IsoMetrix* marine isometric seismic technology was launched at the EAGE convention in Copenhagen on June 5, 2012. This breakthrough technology provides isometrically sampled point-receiver data in both crossline and inline directions, capturing the returning wavefield in three dimensions for the first time and providing highly accurate images of the subsurface. Using MEMS multisensor technology, IsoMetrix service measures both acoustic pressure and vertical and crossline acceleration over a wide frequency range.

In Australia, Drillsearch Energy Limited awarded WesternGeco more than 1,500 km2 of acquisition and processing using UniQ integrated point-receiver land seismic technology in the Cooper-Eromanga Basin. In a second win for the UniQ system, Hess Corporation also awarded WesternGeco over 2,000 km2 of 2D data acquisition and processing in the Beetaloo Basin of the Northern Territory. The seismic data will be combined with gravity and electromagnetic measurements to build near-surface velocity and surface statics models. These awards highlight continuing acceptance of UniQ technology in the Australian market, in which a low-impact point-source, point-receiver configuration is key to addressing environmental issues in remote areas.

WesternGeco has begun acquisition of the first of three ocean-bottom cable surveys in the UK North Sea for BP using a Q-Seabed* multicomponent seabed seismic system. The survey will also include the first commercial deployment of the WesternGeco Azimuthally Invariant Source Array (AISA), an omni-directional marine source that is designed to remove the complications created by azimuthal variations in the source output.

BP also awarded WesternGeco a 280-km2 shallow-water, high-resolution 3D marine acquisition and processing program over the ACG field in the Caspian Sea. This is the third in a sequence of recent programs for BP in the Caspian Sea and will be acquired with the seismic vessel Gilavar.

Offshore Angola, WesternGeco has successfully completed acquisition of a 7,000-km2 seismic survey over Blocks 19 and 20 in conjunction with Sonangol E.P. The 6-month survey, which was completed ahead of schedule, is the first multiclient 3D survey using Q-Marine Solid* streamer technology to be acquired in West Africa and is part of a 4-year acquisition and reprocessing depth-merge program that successfully illuminates the presalt section over 38,000 km2 of the Kwanza Basin.

In the US Gulf of Mexico, WesternGeco successfully completed acquisition of the Petronius 4D monitor survey for Chevron U.S.A. Inc and Marathon Oil Company. This time-lapse survey was acquired using WesternGeco Q-Marine Solid streamer technology including Dynamic Spread Control (DSC) to maximize source and receiver repeatability in the complex current regimes of the Gulf of Mexico.

Tullow Oil plc has awarded WesternGeco a contract for approximately 3,000 km2 of seismic acquisition offshore Suriname. The survey will be acquired during the second and third quarters of 2012 by the Western Regent using Q-Marine Solid streamer technology. To ensure optimal coverage in the area’s challenging currents, WesternGeco is using DSC technology for automated positioning of the vessel, source and streamers.

Petrobras has awarded WesternGeco a two-year electromagnetics data processing contract that includes leading-edge inversion solutions for several marine projects. The work will be executed in the WesternGeco GeoSolutions data processing facility located in Rio de Janeiro.

Schlumberger Testing Services helped complete a Union Oil Company of California deepwater well in the US Gulf of Mexico in more than 7,000 ft of water using advanced perforating systems under bottomhole pressure of 20,000 psi at a total well depth that exceeded 28,000 ft. During the operation, four production zones were simultaneously perforated with 7-in, 18 shot-per-foot PowerFlow* slug-free big hole shaped charges with INsidr* perforating shock and debris reduction technology. The total perforating string spanned nearly 1,300 ft—a record length for large diameter guns at such depths and pressures. The bottomhole assembly was deployed on 5  7/8-in drill pipe, and included Schlumberger IRIS* intelligent remote implementation and PosiTest* long-stroke retrievable packer technologies. The job was completed in a single run without non-productive time and reflected excellent execution between rig personnel, Chevron U.S.A. Inc. (an affiliate of Union) and Schlumberger.

In Iraq, Schlumberger Testing Services drillstem test (DST) technologies have been deployed for Petronas Carigali Iraq—including Signature* quartz gauges, IRIS intelligent remote implementation valves and SCAR* inline independent reservoir fluid sampling services. The technologies saved three days of rig time and form part of the Quartet* high-performance downhole reservoir testing system that offers greater safety, a shorter string design, and fewer connections compared to conventional DST technologies.

In Russia, Schlumberger has been awarded a contract by LUKOIL for well testing services on a high-pressure natural gas exploration well in the remote Yamal arctic region. The services include perforating, drillstem testing, surface testing and fluid sampling using the latest-generation Quartet high-performance downhole reservoir testing system. Quartet technology will be deployed in conjunction with the InterACT* connectivity, collaboration, and information system for quality control and well test data interpretation.

Talisman has awarded Schlumberger a five-year Global Licensing Agreement covering all operations in North America, Latin America, Southeast Asia, the North Sea, North Africa and Poland. The contract includes Petrel* E&P software with geology, geophysics, and reservoir engineering modules, the Ocean* software development framework, ECLIPSE* reservoir simulation software and PetroMod* petroleum systems modeling software. The range of products licensed aligns with a business objective of increasing efficiency and better quantifying uncertainty across exploration and development activities.

Drilling Group

Second-quarter revenue of $4.00 billion increased 6% sequentially and 19% year-on-year. Pretax operating income of $738 million was 12% higher sequentially and grew 38% year-on-year.

Sequentially, revenue increased primarily on strong international and offshore activity for Drilling & Measurements and M-I SWACO technologies. In particular, Drilling & Measurements performance was driven by both stronger activity and an improved technology revenue mix that led to some pricing gains. In addition, M-I SWACO also posted strong results from deepwater operations in the US Gulf of Mexico as M-I SWACO activity returned to pre-Macondo levels. IPM operations in Latin America, and the North Africa and Australia & Papua New Guinea GeoMarkets were also higher with the start of several new projects.

Sequentially, pretax operating margin increased 107 bps to 18.4% due to increasing high-margin deepwater activity both in North America and internationally. Margin expansion was also the result of a favorable revenue mix that led to selected pricing gains—particularly for Drilling & Measurements services.

A number of highlights that included a focus on the integration of Drilling Group Technologies contributed to second-quarter results.

Integration of Drilling Group technologies delivered further record drilling performance in the TNK-BP Verknechonskoe field in Siberia. On pad 19-2244, PowerDrive X6* rotary steerable systems with a Smith MDSi613WPX bit were used with an M-l SWACO FLO Pro NT* mud system to drill the longest well and the longest horizontal section in the field. Average rates of penetration and meterage per circulating hour reached 34.1 m/h and 17.2 m/h respectively. Both figures represented new best performances for any bottomhole assembly run in the field.

In Iraq, operator HKN Inc. selected a combination of Drilling & Measurements PowerDrive vorteX* rotary steerable systems, Schlumberger measurement-while-drilling and logging-while-drilling technologies, and Smith MDi616 polycrystalline diamond compact (PDC) bits with ONYX* cutters to drill the 8  1/2-in section of a well in a measured pressure drilling environment. The section was drilled with a 140% improvement on below rotary table times compared to conventional methods used earlier on the well.

In Ecuador, a number of Schlumberger technologies helped IPM drill and complete a horizontal well in the OSO field for Petroamazonas EP. The well was completed 1  1/2 days ahead of schedule with the longest horizontal section drilled in the field and is the field’s best producer with initial production of 6,700 bbl/d. PeriScope* bed boundary mapper, PowerDrive Xceed* rotary steerable systems, ScavengerPlus* scavenger slurry stabilizer and the Perform* performance through risk management process all contributed to this success.

Integration of Pathfinder and Smith Bits services in Oklahoma helped Marathon Oil save approximately 3  1/2 days compared to offset well performance in the Cana/Woodford Field. The combination of Schlumberger PowerDrive Archer* 675 high-build-rate rotary steerable technology with a Smith MSi613UPX bit delivered dogleg severity of 10°/100 ft in the curve before drilling 90 ft into the lateral at an optimal rate of penetration. Also in Oklahoma, a new design for the Smith MSi713 bit was developed with collaboration from Cimarex engineers that helped improve rate of penetration. The bit was deployed with the PowerDrive Archer service to achieve the highest footage per day ever drilled in the curve section in the Cana field for Cimarex at 353 ft versus an average of 191 ft.

PowerDrive Archer high-build-rate rotary steerable technology has been introduced in Thailand for Salamander Energy to allow accurate well positioning in an unconsolidated formation in a well with a 1,000-m tangent section at an inclination of 80º. The complete section was drilled in a single run and represented the first PowerDrive Archer deployment in Thailand and the second combination of PowerDrive Archer and EcoScope*† multifunction logging-while-drilling service worldwide. The bottomhole assembly was run with a new Smith MDi519LBPX five-blade drill bit that had been identified with the IDEAS* integrated drillbit design platform as being capable of yielding low vibrations at high rates of penetration through high dogleg sections. The system recorded consistent performance while improving rate of penetration by more than 60% compared to previous wells drilled with motors.

In Saudi Arabia, an integrated approach combining Schlumberger seismic-while-drilling, sonic-while-drilling and vertical seismic profile technologies helped optimize drilling practices through and below salt in an exploration well for Saudi Aramco. The data sets not only helped predict and drill through the salt sections, but also established the workflows to be used to drill similar structures in future wells in the area.

In the Cuu Long Basin of Vietnam, advanced Drilling & Measurements logging-while-drilling technologies were deployed for Japan Vietnam Petroleum Co., LTD. to evaluate a fractured granite basement reservoir. Due to hole conditions, NeoScope*† sourceless formation evaluation while drilling service was used to acquire conventional triple-combo measurements in combination with geoVISION* resistivity for fracture evaluation, and sonicVISION* sonic-while-drilling technology for formation evaluation and rock strength determination.

In the South China Sea, CNOOC deployed Drilling & Measurements PowerDrive rotary steerable, EcoScope multifunction logging-while-drilling and PeriScope bed boundary mapper technologies in a challenging horizontal well in a mature reservoir. The value of the technology was clearly demonstrated by smoothly landing the well in the reservoir and accurately placing the 304-m horizontal section within a thin channel layer that varied from 1  1/2 to 3 m in thickness. The well has reached oil production of 6,000 bbl/d—far exceeding the production goal of 1,500 bbl/d and marking a new production record from a highly mature reservoir in the South China Sea.

In Azerbaijan, Schlumberger logging-while-drilling measurements helped Total evaluate an exploration well in which conventional wireline operations were not possible due to high overburden and depleted reservoir pressures. Drilling & Measurements arcVISION* and adnVISION* services in combination with StethoScope* formation-pressure-while-drilling technology were successfully used to acquire the formation evaluation measurements needed for reserves estimation. Subsequent tests confirmed the discovery of a natural gas and condensate reservoir.

Also in Azerbaijan, Drilling & Measurements real-time formation evaluation measurements were deployed for SOCAR on an exploration well. TeleScope* and arcVISION logging-while-drilling technologies were run from surface to a total depth of 6,380 m with the acquired data helping evaluate formation properties under the challenging conditions of high pressure and depleted zones.

In Sichuan, Central China, PetroChina SWOGC used Drilling & Measurements PowerDrive rotary steerable, PeriScope bed boundary mapper and SonicScope sonic-while-drilling technologies to accurately place a 506-m lateral well in a tight carbonate oil reservoir while identifying fractures to optimize completion design. During the subsequent stimulation job, PetroChina SWOGC made adjustments to the program based on the data that led to improved well performance.

ONYX II* premium cutter technology has been successfully introduced for OrenburgNeft in the Volga-Urals region in Russia. Smith PDC bits optimized with IDEAS drillbit design software achieved targets by drilling a 8  1/2-in directional interval through hard carbonate rock with proper control, maximum footage and a penetration rate 29% higher than offset wells. This performance also made it possible to drill the section in one run instead of two.

In the Yakutsk region, Eastern Siberia, Smith Bits technologies enabled Surgutneftegaz to increase drilling speeds on the Talakan and Alinsloe fields. Analysis of the drilling process, and the use of ONYX cutters together with SHARC* high-abrasion-resistance PDC drillbit technology, and the IDEAS integrated drillbit design platform led to development of an optimized bit that helped drill faster. As a result, the rate of penetration while drilling the 6,200-m section was increased by 60%, leading to significant cost savings and the possibility of starting oil production earlier than planned.

In California, SERVCO sidetracking services successfully completed the first known three-casing whipstock exit in North America utilizing the Trackmaster* whipstock system with a FasTrack* one-trip mill to successfully mill through 7-in, 8 5/8-in and 13 3/8-in casings in a single run.

In Norway, Schlumberger has been awarded a five-year contract by ConocoPhillips for M-I SWACO drilling and completion fluids, drilling waste management, mechanical clean-up and circulation tools, and onshore real-time engineering services on the Greater Ekofisk Development.

In Kuwait, M-I SWACO FAZEPRO* reversible invert emulsion mud and FAZEBREAK* filtercake breaker together with MeshRite* stainless steel screens helped KOC drill and complete two dual lateral wells in a complex reservoir with heterogeneous highly permeable sands, active faults and shale stringers. The combination of the technologies led to production rates approximately 60% above expectation, and their use has been planned for all similar upcoming wells.

Production Group

Second-quarter revenue of $3.74 billion increased 6% sequentially and 19% year-on-year. Pretax operating income of $612 million was 1% lower sequentially and flat year-on-year.

Sequentially, revenue grew as increased sales of Artificial Lift and Completions products across all Areas and the start of an SPM project in Ecuador more than compensated for lower Well Services revenue on land in North America. Well Services revenue from offshore and international activities also grew sequentially to further offset the lower Well Services land activity due to the Canadian spring break-up and the downward pricing trend.

Second-quarter pretax operating margin decreased 117 bps to 16.4%. This decline was largely attributable to the North American land hydraulic fracturing market as a result of the spring break-up in Canada and the continued cost inflation and pricing pressure in US land. This was offset in part by better margins posted by the other Production Group Technologies.

Production Group highlights during the quarter included successes for a number of Group Technologies.

Well Services HiWAY* flow-channel hydraulic fracturing technology was deployed in West Siberia for Megionneftegaz in the Taylakovskoe oilfield on refracturing operations for the first time in Russia. On one well, which had first been fracture-stimulated in 2009 with a conventional treatment, HiWAY technology almost doubled stabilized oil production. Megionneftegaz plans on continuing to use the technology for wells previously stimulated with conventional methods.

In Egypt, Well Services HiWAY technology has continued to penetrate the market and has now been deployed for the first time for the Qarun Petroleum Company—a joint venture between EGPC, Phoenix Resources Company of Qarun, Apache Oil Egypt Inc and GNR Seagull. Post-stimulation, initial production data showed a considerable increase in oil production rate compared to offsets in the same field.

In the Eagle Ford Shale in LaSalle County, South Texas, Hess Corporation implemented use of Well Services HiWAY flow-channel hydraulic fracture technology in December 2011. Recent comparisons of well performance have shown increased production from HiWAY-treated wells relative to those treated with other technologies. The productivity differential between HiWAY and conventional treatments has continued to increase with time, leading to an increase in expected ultimate recovery for wells in which HiWAY technology was deployed.

Also in US land, Well Services HiWAY technology with nitrogen foam has been deployed for the first time for Encana. The initial production of the well was greater than expected and significantly higher than offset wells that were completed with conventional technology.

Customised Well Services OCA* organic clay acid technology has been deployed to stimulate a well for Tullow Oil in the Jubilee field offshore Ghana. The stimulation design incorporated data from core samples and used Virtual Lab* geochemical simulation software to simulate fluid interactions to ensure optimum fluid formulation. The operation, which was executed flawlessly using a FlexSTIM* modular offshore stimulation system, significantly increased production and as a result of this success, a number of additional wells have been planned for similar treatments.

In the Marcellus Shale, Well Services StimMAP* hydraulic fracture stimulation diagnostics technology helped Shell assess fracture orientation, size and growth. As part of the deployment, Wireline VSI* versatile seismic imager tools were conveyed by MaxTRAC tractor technology along two horizontal wells and run in a third vertical well. The acquired data contributed to understanding of the field, and will allow for optimal development in the future. StimMAP diagnostics were also used in Colorado for a leading North American energy producer. Wireline TuffTRAC* technology conveyed an 8-sensor VSI imager over more than 1  1/2 miles of horizontal wellbore to a measured depth of 15,633 ft at a speed of 1,400 ft/h to help optimize the well treatment program.

Well Services Losseal* W reinforced composite mat pills have been introduced for an operator in the North of Oman to stop lost circulation in the 8  1/2-in hole section where static losses of up to 350 bbl/h are normally experienced. The new technology was deployed in two wells after attempts with conventional pills had failed. No further fluid losses were encountered and the operator was able to resume drilling and run casing without problems.

In Italy, Well Services FlexSTONE* advanced flexible cement technology has been deployed for Eni on three wells in the Adriatic Sea. The wells, which are fracture-stimulated and gravel-packed, make zonal isolation a critical challenge as such completions can damage conventional cement and compromise hydraulic isolation. Cement bond logging confirmed successful FlexSTONE placement, which contributed to the success of this offshore well construction program.

In Russia, Schlumberger AbrasiFRAC* abrasive perforating and fracturing technology with fiber-enhanced proppant plugs was deployed on a multistage fracturing stimulation operation in a horizontal sidetrack well completed with a cemented liner in the LUKOIL Tevlinsko-Russinskoe oilfield. Production increased by a factor of four—representing an improvement 35% greater than expected. Use of the technology succeeded in providing the reliable zonal isolation that conventional proppant plugs have historically been unable to achieve.

In Colombia, integrated Schlumberger Well Intervention and Testing Services technologies enabled Equion Energia to improve efficiency in perforating a well in the Mirador formation. The e-Fire* electronic firing head system for coiled tubing deployment was run with ACTive* in-well live performance coiled tubing technology to change wellbore fluid, correlate, perforate underbalance, drop the guns, take fluid samples and isolate the formation by pumping cement—all in a single run. The success of this operation has led to plans for similar operations on the Florena and Resetor fields.

In Libya, Schlumberger Well Intervention Services technology was deployed in an offshore deviated well to demonstrate its viability in the stimulation of an oil producer well on the Mellitah Oil and Gas Bouri field. In a rig-less operation, Schlumberger CoilFLATE* packer technology was used for a selective zonal matrix treatment on the newly perforated upper zone of the well. The results were highly successful and will permit operational and quality optimization on future treatments as CoilFLATE technology becomes the solution of choice for selective zonal matrix treatments.

In the UK sector of North Sea, Enquest PLC awarded Schlumberger Artificial Lift a contract to supply, install and provide operational support for electrical submersible pump (ESP) systems for the Alma and Galia subsea field development project. The project involves subsea deployment of DualLife* tandem ESP completion systems for seven wells. The award was based on the Schlumberger ability to provide integrated technology covering ESPs, variable speed drives, and electrical connectors as well as a proven track record in subsea installations worldwide.

In Norway, Framo has recently been awarded a contract by A/S Norske Shell for a complete Subsea Booster Pump System for the Draugen Field in the North Sea. Framo, the industry leader in multiphase subsea pumping and metering focused on a systems approach, was fully acquired by Schlumberger in 2011.

Schlumberger Completions was awarded a three-year contract by Total E&P for intelligent completions products and services in Qatar. The award was based on a five-year history of successful intelligent completion installation, new technology introduction, operational excellence and continuous reliability improvement. Work under the contract began in May 2012.

In Iraq, Schlumberger Completions WellWatcher* permanent monitoring quartz gauges have been installed in the Gharraf field for Petronas Carigali Iraq. The technology represents a step change in production monitoring to maximize overall recovery.

In Equatorial Guinea, Schlumberger Completions provided a full range of completion services to Noble Energy on three subsea gas injector wells and three platform producer wells on the Alen field. The products and services provided included M-I SWACO drilling and completion technologies; AquaPac* integrated water-packing and OptiPac* Alternate Path‡ gravel pack systems; and WellWatcher permanent monitoring technology as well as TRMAXX* surface-controlled and SlimTech* reduced-OD safety valves.

In Brazil, Schlumberger Completions has been awarded the first OGX field development program. The award was based on cooperation and experience during prior exploration campaigns managed by Schlumberger IPM, and by integration of the completion systems and stimulation designs that will be required for field development.

Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 115,000 people representing over 140 nationalities and working in about 85 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston and The Hague, and reported revenues from continuing operations of $36.96 billion in 2011. For more information, visit www.slb.com.

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*	Mark of Schlumberger or of Schlumberger Companies.
†

Japan Oil, Gas and Metals National Corporation (JOGMEC), formerly Japan National Oil Corporation (JNOC), and Schlumberger collaborated on a research project to develop LWD technology. The EcoScope and NeoScope services use technology that resulted from this collaboration.

‡	Alternate Path is a Mark of ExxonMobil Corp and the technology is licensed exclusively to Schlumberger.

Notes

Schlumberger will hold a conference call to discuss the above announcement and business outlook on Friday, July 20, 2012. The call is scheduled to begin at 8:00 a.m. US Central Time (CT), 9:00 a.m. Eastern Time (ET). To access the call, which is open to the public, please contact the conference call operator at +1-800-230-1951 within North America, or +1-612-234-9960 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until August 20, 2012 by dialing +1-800-475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 246811.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial information is available at www.slb.com/ir.

For more information, contact

Malcolm Theobald – Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com